Exhibit 99.1

Mesa-Royalty-Trust

Mesa Royalty Trust Announces There Will Be No Distribution for October 2020

MESA ROYALTY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

HOUSTON, TEXAS — October 20, 2020 — Mesa Royalty Trust (the “Trust”) (NYSE symbol-MTR) announced today that there will be no distribution paid for the month of October 2020 to holders of record as of the close of business on October 30, 2020, as costs, charges and expenses attributable to the Trust’s royalty properties exceeded the revenue received from the sale of oil, natural gas and other hydrocarbons produced from such properties, as reported by the working interest owners.

The Trust was formed to own an overriding royalty interest of the net proceeds attributable to the specified interest in certain producing oil and gas properties located in the Hugoton field of Kansas and the San Juan Basin fields of New Mexico and Colorado. As described in the Trust's filings, the amount of the monthly distributions is expected to fluctuate from month to month, depending on the proceeds, if any, received by the Trust as a result of production, oil and natural gas prices and the amount of the Trust’s administrative expenses, among other factors. The amount of proceeds, if any, received or expected to be received by the Trust (and its ability to pay distributions to unitholders) has been and will continue to be directly affected, among other things, by the volatility in commodity prices. Recently, there has been a substantial decrease in oil and natural gas prices due in part to significantly decreased demand as a result of the COVID-19 pandemic and an oversupply of crude oil. Oil and natural gas prices could remain low for an extended period of time, which in turn could have a material adverse effect on Trust distributions. Continued low oil and natural gas prices, among other things, will reduce proceeds to which the Trust is entitled, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders.

This press release contains forward-looking statements. No assurances can be given that the expectations contained in this press release will prove to be correct. The working interest owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustee cannot assure that errors or adjustments or expenses accrued by the working interest owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays in actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, declines in commodity pricing, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2019 under “Part I, Item 1A. Risk Factors,” the Trust’s Form 10-Q for the quarter ended March 31, 2020 under “Part II, Item 1A. Risk Factors” and the Trust’s Form 10-Q for the quarter ended June 30, 2020 under “Part II, Item 1A. Risk Factors.” Statements made in this press release are qualified by the cautionary statements made in such risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	Mesa Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Elaina Rodgers
713-483-6020

http://mtr.investorhq.businesswire.com/

601 Travis Street, Floor 16, Houston, TX 77002